1

                            Officer's Loan Agreement

Agreement dated June 15, 2006 entered into by and between the following parties.

EconoShare, Inc. a Company organized under the laws of the State of Nevada located at 1510 51 St. Brooklyn, NY 11219.

and Hyman Schwartz, the President and principal officer of EconoShare, Inc. residing at 1510 51 St. Brooklyn, NY 11219.

WHEREAS, The Company requires a $25,000 credit facility as a backup to its existing resources to finance the business for the period commencing June 15, 2006 until October 30, 2007.

WHEREAS, Mr. Hyman Schwartz is willing to provide a credit facility to the Company for a maximum sum of $25,000 for the period commencing June 1, 2006 until October 30, 2007.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it agreed as follows:

- Hyman Schwartz hereby grants a line of credit to the Company for a maximum sum of $25,000.

- The Company may draw down on the loan anytime from the date of this agreement until October 15, 2007. . This unsecured loan is payable October 30, 2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due June 14, 2007 and second payment due at maturity on October 30, 2007, unless extended by mutual consent of the parties

General Provisions:

(a) No waiver, modification or amendment of any provisions of this agreement shall be valid unless made in writing, signed by both parties, and specifying with particularity the nature and extent of such a waiver, modification or amendment. Any such waiver, modification or amendment shall , in no event, be construed to be a general waiver, abandonment, modification or amendment of any of the terms, conditions or provisions of this Agreement, but such waiver shall be strictly limited and restricted tot he extent and occasion specified in such signed writing.

(b) If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees. This Agreement shall be construed, adjudicated and controlled by the by the laws of the State of New York and any dispute hereunder shall be brought before JAMS Dispute Resolution in New York City. Their decision shall be binding and the parties waive all rights to appeal.

(c) This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

(d) Neither party shall assign any of its rights or obligations hereunder, except to the Affiliate or successor in interest, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(e) No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder

(f) If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

(g) A Facsimile copy of the Agreement shall have the same legal effect as an original of the same.


IN WITNESS WHEREOF, the parties have hereunto executed this Agreement 1st day of June 2006.



Agreed:

EconoShare, Inc.
/s/ Hyman Schwartz

Hyman Schwartz
/s/ Hyman Schwartz